EXHIBIT 21

SMTEK INTERNATIONAL, INC.

SUBSIDIARIES OF THE REGISTRANT

All subsidiaries are 100% owned by SMTEK International, Inc. and are included in the consolidated financial statements.  Each subsidiary was organized in the jurisdiction specified under its name in the following list.

DDL Europe Limited

(holding company only)

Northern Ireland

SMTEK, Inc., dba SMTEK Moorpark

California

Technetics, Inc., dba SMTEK San Diego

California

SMTEK New England, Inc.

Massachusetts

SMTEK Santa Clara, Inc.

California

SMTEK International (Thailand) Limited

Thailand